UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  August 3, 2023 (August 2, 2023)

Hallador Energy Company
(Exact name of registrant as specified in its charter)

Colorado	001-34743	84-1014610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1183 East Canvasback Drive, Terre Haute, Indiana 47802
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (812) 299-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange  Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, $.01 par value	HNRG	Nasdaq

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 2, 2023, Hallador Energy Company (the "Company") executed an amendment to its credit agreement with PNC Bank National Association, as administrative agent for its lenders.  The primary purpose of this amendment was to (i) convert $65 million of the outstanding funded debt into a new term loan with a maturity of March 31, 2026, and (ii) enter into a revolver of $75 million with a maturity of July 31, 2026.  The term debt amortization is 5% each quarter for the remainder of 2023, increasing to 10% each quarter for the remainder of the term. The Maximum Leverage Ratio allowed for the duration of the agreement is 2.25X, and the Debt Service Coverage Ratio for the duration of the agreement is 1.25X.  The interest rate on the debt ranges from SOFR plus 4.00% to SOFR plus 5.00%, depending on the leverage ratio. The maximum annual capital expenditures allowed for the duration of the agreement have been raised to $100 million, permitted capital lease or purchase money security interests have been authorized up to $25 million, and unsecured debt issuance up to $50 million has been authorized.

A copy of the credit agreement amendment will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

Item 9.01 Financial Statements and Exhibits.

99.1 - Hallador Energy Secures $140 million Credit Facility Through 2026, Increasing Liquidity to $56.9 Million
104 - Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hallador Energy Company
(Registrant)

Date: August 3, 2023	By:	/s/ Lawrence D. Martin
Lawrence D. Martin
Chief Financial Officer